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                                                                     EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under "Item 6. Selected Financial Data" and to the incorporation by reference in the Registration Statements (Form S-8 No. 33-17642, Form S-8 No. 33-45131, Form S-8 No. 33-45132,
Form S-8 No. 33-62863, Form S-8 No. 33-64860, Form S-8 No. 33-72494, Form S-8
No. 33-77586, Form S-8 No. 33-77590, Form S-8 No. 333-74873, Form S-8 No.
333-68103 and Form S-3 No. 33-85898) of InterVoice, Inc. and subsidiaries of our report dated April 7, 1999, except for Note O as to which the date is April 27, 1999, with respect to the consolidated financial statements and schedule of InterVoice, Inc. and subsidiaries included in the Annual Report (Form 10-K, as amended by Form 10-K/A (Amendment No. 1)) for the year ended February 28, 1999.


                                            ERNST & YOUNG LLP


Dallas, Texas
June 1, 1999